Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Altus Midstream Company on Form S-3, of our report, dated March 27, 2018, relating to the balance sheets of Kayne Anderson Acquisition Corp. as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017, and for the period from December 12, 2016 (inception) to December 31, 2016. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

December 11, 2018